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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

   NIKE, Inc. has 36 wholly-owned subsidiaries, 6 of which operate in the United States, and 31 of which operate in foreign countries. All of the subsidiaries, except for NIKE IHM, Inc., carry on the same line of business, namely the design, marketing, distribution and sale of athletic and leisure footwear, apparel, accessories, and related equipment. NIKE IHM, Inc., a Missouri corporation, manufactures plastics and Air-Sole shoe cushioning components.